EXHIBIT 12

Computation of Ratio of Earnings to Fixed Charges

Year Ended December 31 (Dollars in Millions)			2016	2015	2014	2013	2012
Earnings
1.	Net income attributable to U.S. Bancorp		$5,888	$5,879	$5,851	$5,836	$5,647
2.	Applicable income taxes, including expense related to unrecognized tax positions		2,161	2,097	2,087	2,032	2,236

3.	Net income attributable to U.S. Bancorp before income taxes (1 + 2)		$8,049	$7,976	$7,938	$7,868	$7,883

4.	Fixed charges:
	a.	Interest expense excluding interest on deposits*	$1,017	$944	$988	$1,120	$1,447
	b.	Portion of rents representative of interest and amortization of debt expense	109	109	112	108	103

	c.	Fixed charges excluding interest on deposits (4a + 4b)	1,126	1,053	1,100	1,228	1,550
	d.	Interest on deposits	622	457	465	561	691

	e.	Fixed charges including interest on deposits (4c + 4d)	$1,748	$1,510	$1,565	$1,789	$2,241

5.	Amortization of interest capitalized		$—	$—	$—	$—	$—
6.	Earnings excluding interest on deposits (3 + 4c + 5)		9,175	9,029	9,038	9,096	9,433
7.	Earnings including interest on deposits (3 + 4e + 5)		9,797	9,486	9,503	9,657	10,124
8.	Fixed charges excluding interest on deposits (4c)		1,126	1,053	1,100	1,228	1,550
9.	Fixed charges including interest on deposits (4e)		1,748	1,510	1,565	1,789	2,241
Ratio of Earnings to Fixed Charges
10.	Excluding interest on deposits (line 6/line 8)		8.15	8.57	8.22	7.41	6.09
11.	Including interest on deposits (line 7/line 9)		5.60	6.28	6.07	5.40	4.52

Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

Year Ended December 31 (Dollars in Millions)			2016	2015	2014	2013	2012
Earnings
1.	Net income attributable to U.S. Bancorp		$5,888	$5,879	$5,851	$5,836	$5,647
2.	Applicable income taxes, including expense related to unrecognized tax positions		2,161	2,097	2,087	2,032	2,236

3.	Net income attributable to U.S. Bancorp before income taxes (1 + 2)		$8,049	$7,976	$7,938	$7,868	$7,883

	Preferred stock dividends		$281	247	$243	$250	$238
4.	Fixed charges:
	a.	Interest expense excluding interest on deposits*	$1,017	$944	$988	$1,120	$1,447
	b.	Portion of rents representative of interest and amortization of debt expense	109	109	112	108	103

	c.	Fixed charges excluding interest on deposits (4a + 4b)	1,126	1,053	1,100	1,228	1,550
	d.	Interest on deposits	622	457	465	561	691

	e.	Fixed charges including interest on deposits (4c + 4d)	$1,748	$1,510	$1,565	$1,789	$2,241

5.	Amortization of interest capitalized		$—	$—	$—	$—	$—
6.	Earnings excluding interest on deposits (3 + 4c + 5)		9,175	9,029	9,038	9,096	9,433
7.	Earnings including interest on deposits (3 + 4e + 5)		9,797	9,486	9,503	9,657	10,124
8.	Fixed charges excluding interest on deposits (4c) and preferred dividends		1,407	1,300	1,343	1,478	1,788
9.	Fixed charges including interest on deposits (4e) and preferred dividends		2,029	1,757	1,808	2,039	2,479
Ratio of Earnings to Fixed Charges and Preferred Dividends
10.	Excluding interest on deposits (line 6/line 8)		6.52	6.95	6.73	6.15	5.28
11.	Including interest on deposits (line 7/line 9)		4.83	5.40	5.26	4.74	4.08

*	Excludes interest expense related to unrecognized tax positions